Exhibit 99.1

Envigo Reaches Agreement with the U.S. Department of Justice and the U.S. Department of Agriculture to Resolve Civil and Administrative Complaints

WEST LAFAYETTE, IN, July 18, 2022 -- Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced that Envigo has entered into a settlement with the U.S. Department of Justice (DOJ) and the U.S. Department of Agriculture (USDA) that resolves an extensive civil and administrative investigation into Envigo’s facility in Cumberland, VA (the “Cumberland Facility”).

The settlement, which was mutually entered into by all parties involved and approved by the court on July 15, does not require that Envigo pay any fines or penalties to governmental agencies. In addition, it is expressly stated that the settlement is not an admission of liability or wrongdoing by Envigo with regard to its past operation of the Cumberland Facility. The resolution incorporates the transfer plan that was mutually agreed to by the DOJ and Envigo on July 1, 2022 (the “Transfer Plan”), and it concludes all related civil and administrative complaints related to the Cumberland Facility. In addition, the settlement requires that the DOJ and USDA move to dismiss the civil and administrative complaints with prejudice seven days after all the canines vacate the Cumberland Facility pursuant to the Transfer Plan.

This resolution follows Inotiv’s press release on June 13, in which Inotiv’s President and Chief Executive Officer, Robert Leasure, Jr., commented, “Since the Envigo acquisition in November 2021, the Cumberland Facility was recognized as needing improvements and investments,” and that “the required investments to improve such facility and the lead time to achieve these improvements had recently increased.” In the same press release, Inotiv announced its decision to discontinue investment in the Cumberland Facility and shut it down, considering that the sales derived from the site comprise less than 1% of Inotiv total sales and have not contributed to profits in the Company’s Research Models and Services segment since its acquisition.

This settlement confirms the orderly closure plan of the Cumberland Facility as previously announced in court filings. Inotiv expects that it will take approximately 60 days to close the Cumberland Facility. Following the closure, Envigo will not engage in any activity that requires a USDA license at the site.

Mr. Leasure concluded, “As a leading contract research organization and supplier of models for research, Inotiv has the important responsibility and honor of contributing to the future of medicine. Our work and the work of our clients is essential to saving human lives. Without critical drug discovery and development efforts, millions of people around the world would continue their lives devoid of any hope for treatments and cures to life-threatening diseases. Our top priority continues to be ensuring proper animal welfare and regulatory compliant practices at all of our facilities.”

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Devin Sullivan
(765) 497-8381	(212) 836-9608
btaylor@inotivco.com	dsullivan@equityny.com